Exhibit 99.1

PRESS RELEASE	Contact:	Richard P. Smith
For Immediate Release	President & CEO (530) 898-0300

TRICO BANCSHARES ANNOUNCES QUARTERLY RESULTS

CHICO, Calif. – (October 29, 2015) – TriCo Bancshares (NASDAQ: TCBK) (the “Company”), parent company of Tri Counties Bank, today announced earnings of $12,694,000, or $0.55 per diluted share, for the three months ended September 30, 2015. For the three months ended September 30, 2014 the Company reported earnings of $8,234,000, or $0.50 per diluted share. Diluted shares outstanding were 23,005,980 and 16,330,746 for the three months ended September 30, 2015 and 2014, respectively.

On October 3, 2014, TriCo completed its acquisition of North Valley Bancorp. North Valley Bancorp was headquartered in Redding, California, and was the parent of North Valley Bank that had approximately $935 million in assets and 22 commercial banking offices in Shasta, Humboldt, Del Norte, Mendocino, Yolo, Sonoma, Placer and Trinity Counties in Northern California. In connection with the acquisition, North Valley Bank was merged into Tri Counties Bank. Beginning on October 4, 2014, the effect of revenue and expenses from the operations of North Valley Bancorp, and 6,575,550 shares of TriCo Bancshares common shares issued in consideration of the merger are included in the results of the Company.

On October 25, 2014, North Valley Bank’s electronic customer service and other data processing systems were converted into Tri Counties Bank’s systems. Between January 7, 2015 and January 21, 2015, four Tri Counties Bank branches and four former North Valley Bank branches were consolidated into other Tri Counties Bank or other former North Valley Bank branches.

Included in the results of the Company for the three months ended September 30, 2015 and 2014 were $0 and $625,000, respectively, of nonrecurring noninterest expenses related to the merger with North Valley Bancorp of which $0 and $481,000, respectively, were not deductible for income tax purposes. Excluding these nonrecurring merger related expenses, but including the revenue and other expenses from the operations of North Valley Bancorp from July 1, 2015 to September 30, 2015, diluted earnings per share for the three months ended September 30, 2015 and 2014 would have been $0.55 and $0.54, respectively, on earnings of $12,694,000 and $8,799,000, respectively. In addition to these nonrecurring merger related expenses, there were other expenses and revenue items that may be considered nonrecurring during the three months ended September 30, 2015 and 2014, and these items are described below in various sections of this announcement.

The following is a summary of certain of the Company’s consolidated assets and deposits as of the dates indicated:

Ending balances	As of September 30,
(dollars in thousands)	2015	2014	$ Change	% Change
Total assets	$4,021,628	$2,794,943	$1,226,685	43.9%
Total loans	2,469,566	1,765,871	703,695	39.8%
Total investments	1,097,368	540,053	557,315	103.2%
Total deposits	$3,457,872	$2,437,356	$1,020,516	41.9%

Qtrly Avg balances	As of September 30,
(dollars in thousands)	2015	2014	$ Change	% Change
Total assets	$3,953,292	$2,771,972	$1,181,320	42.6%
Total loans	2,427,670	1,752,026	675,644	38.6%
Total investments	1,093,845	494,104	599,741	121.4%
Total deposits	$3,390,229	$2,424,968	$965,261	39.8%

Included in the changes in the Company’s assets and deposits from September 30, 2014 to September 30, 2015 is the effect of those assets and deposits acquired as part of the North Valley Bancorp acquisition on October 3, 2014. The following table shows the fair value of consideration transferred, the total identifiable net assets acquired and the resulting goodwill related to the North Valley Bancorp acquisition:

North Valley Bancorp
(in thousands)	October 3, 2014
Fair value of consideration transferred:
Fair value of shares issued	$151,303
Cash consideration	7
Total fair value of consideration transferred	151,310
Asset acquired:
Cash and cash equivalents	141,142
Securities available for sale	17,288
Securities held to maturity	189,950
Restricted equity securities	8,279
Loans	499,327
Foreclosed assets	695
Premises and equipment	11,936
Cash value of life insurance	38,075
Core deposit intangible	6,614
Other assets	18,540
Total assets acquired	932,116
Liabilities assumed:
Deposits	801,956
Other liabilities	10,104
Junior subordinated debt	14,987
Total liabilities assumed	827,047
Total net assets acquired	105,069
Goodwill recognized	$46,241

Also, included in the changes in the Company’s deposits from September 30, 2014 to September 30, 2015 is the addition on September 16, 2015 of an additional $45 million certificate of deposit from the State of California, bringing the total of such certificates of deposits from the State of California to $50 million.

The following is a summary of the components of the Company’s consolidated net income, average common shares, and average diluted common shares outstanding for the periods indicated:

	Three months ended September 30,
(dollars and shares in thousands)	2015	2014	$ Change	% Change
Net Interest Income	$39,993	$28,049	$11,944	42.6%
Benefit from reversal of provision for loan losses	866	2,977	(2,111)
Noninterest income	11,642	8,589	3,053	35.5%
Noninterest expense	(31,439)	(25,380)	(6,059)	23.9%
Provision for income taxes	(8,368)	(6,001)	(2,367)	39.4%

Net income	$12,694	$8,234	$4,460	54.2%

Average common shares	22,757	16,137	6,620	41.0%
Average diluted common shares	23,006	16,331	6,675	40.9%

The following table shows the components of net interest income and net interest margin on a fully tax-equivalent (FTE) basis for the periods indicated:

ANALYSIS OF CHANGE IN NET INTEREST MARGIN ON EARNING ASSETS

	(unaudited, dollars in thousands)
	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Earning assets
Loans	$2,427,670	$33,814	5.57%	$2,355,864	$32,019	5.44%	$1,752,026	$24,980	5.70%
Investments—taxable	1,028,931	6,923	2.69%	1,020,806	7,380	2.89%	478,223	3,823	3.20%
Investments—nontaxable	64,914	797	4.91%	43,336	518	4.78%	15,881	184	4.63%
Cash at Federal Reserve and other banks	95,397	97	0.41%	143,919	144	0.40%	315,267	213	0.27%

Total earning assets	3,616,912	41,631	4.60%	3,563,925	40,061	4.50%	2,561,398	29,200	4.56%

Other assets, net	336,380			330,271			210,575

Total assets	$3,953,292			$3,894,196			$2,771,972

Liabilities and shareholders’ equity
Interest-bearing
Demand deposits	$813,581	117	0.06%	$796,958	116	0.06%	$556,406	111	0.08%
Savings deposits	1,178,684	368	0.12%	1,165,530	362	0.12%	870,615	273	0.13%
Time deposits	324,427	353	0.44%	336,212	376	0.45%	256,155	388	0.61%
Other borrowings	6,994	1	0.05%	7,894	1	0.06%	6,829	0	0.00%
Trust preferred securities	56,394	500	3.55%	56,344	491	3.49%	41,238	310	3.01%

Total interest-bearing liabilities	2,380,081	1,339	0.23%	2,362,938	1,346	0.23%	1,731,243	1,082	0.25%

Noninterest-bearing deposits	1,073,537			1,049,174			741,792
Other liabilities	60,314			51,483			33,089
Shareholders’ equity	439,360			430,601			265,848

Total liabilities and shareholders’ equity	$3,953,292			$3,894,196			$2,771,972

Net interest rate spread			4.37%			4.27%			4.31%
Net interest income/net interest margin (FTE)		40,292	4.46%		38,715	4.35%		28,118	4.39%

FTE adjustment		(299)			(194)			(69)

Net interest income (not FTE)		$39,993			$38,521			$28,049

Net interest income (FTE) during the three months ended September 30, 2015 increased $12,174,000 (43.3%) from the same period in 2014 to $40,292,000. The increase in net interest income (FTE) was due primarily to a $675,644,000 (38.6%) increase in the average balance of loans to $2,427,670,000, and a $599,741,000 (121%) increase in the average balance of investments to $1,093,845,000 that were partially offset by a 13 basis point decrease in the average yield on loans from 5.70% during the three months ended September 30, 2014 to 5.57% during the three months ended September 30, 2015, and a 42 basis point decrease in the average yield on investments from 3.24% during the three months ended September 30, 2014 to 2.82% during the three months ended September 30, 2015. The $675,644,000 increase in average loan balances from the year ago quarter was primarily due to the addition of $499,327,000 of loans through the acquisition of North Valley Bancorp on October 4, 2014, and moderate to strong organic loan growth during the quarter and nine months ended September 30, 2015. The $599,741,000 increase in average investment balances from the year-ago quarter was primarily due to the use of cash at the Federal Reserve and other banks to purchase investments and the addition of $212,616,000 of investments through the acquisition of North Valley Bancorp on October 4, 2014. The 13 basis point decrease in average loan yields is due primarily to declines in market yields on new and renewed loans compared to yields on repricing, maturing, and paid off loans. The decrease in average investment yields is due primarily to declines in market yields on new investments compared to yields on existing investments. The increases in average loan and investment balances added $9,628,000 and $4,974,000, respectively, to net interest income (FTE) while the decreases in average loan and investment yields reduced net interest income (FTE) by $794,000 and $1,261,000, respectively, when compared to the year-ago quarter. Included in interest income during the three months ended September 30, 2015 was $3,125,000 of discount accretion from purchased loans compared to $1,514,000 of discount accretion from purchased loans during the three months ended September 30, 2014. The discount accretion of $3,125,000 and $1,514,000 added 51 and 34 basis points, respectively, to the average yield on loans during the three months ended September 30, 2015 and 2014, respectively. Included in the $3,125,000 of discount accretion during the three months ended September 30, 2015 was $900,000 from two purchased credit impaired loans that paid off in full with respect to principal and interest during the quarter. In addition to the $900,000 of discount that was accreted to interest income was $84,000 of interest payments associated with these two loans that was previously applied to principal, and was recovered and included in interest income during the three months ended September 30, 2015. The average quarterly discount accretion for the four quarters prior to the quarter ended September 30, 2015 was $2,008,000.

Loans acquired through purchase or acquisition of other banks are classified by the Company as Purchased Not Credit Impaired (PNCI), Purchased Credit Impaired – cash basis (PCI – cash basis), or Purchased Credit Impaired – other (PCI – other). Loans not acquired in an acquisition or otherwise “purchased” are classified as “originated”. Often, such purchased loans are purchased at a discount to face value, and part of this discount is accreted into (added to) interest income over the remaining life of the loan. Generally, as time goes on, the effect of this discount accretion decreases as these purchased loans mature or pay off early. Further details regarding interest income from loans, including fair value discount accretion, may be found under the heading “Supplemental Loan Interest Income Data” in the Consolidated Financial Data table at the end of this press release.

The Company recorded a reversal of provision for loan losses of $866,000 during the three months ended September 30, 2015 compared to a reversal of provision for loan losses of $2,977,000 during the three months ended September 30, 2014. The reversal of provision for loan losses during the three months ended September 30, 2015 was due to net recoveries of $1,929,000 that were partially offset by a $1,063,000 increase in the required allowance for loan losses from $35,455,000 at June 30, 2015 to $36,518,000 at September 30, 2015. The $1,929,000 of net recoveries during the three months ended September 30, 2015 was primarily due to a recovery of $1,717,000 related to one residential construction loan. The increase in the required allowance for loan losses was due primarily to the change in allowance methodology noted below, and a $75,804,000 increase in loan balances from $2,393,762,000 at June 30, 2015 to $2,469,566,000 at September 30, 2015 that were partially offset by the effect of reduced impaired loans, improvements in estimated cash flows and collateral values for the remaining and newly impaired loans, and reductions in historical loss factors that, in part, determine the required loan loss allowance for performing loans in accordance with the Company’s allowance for loan losses methodology. During the three months ended September 30, 2015, nonperforming loans decreased $982,000 (2.5%) to $38,898,000, and represented a decrease from 1.67% of loans outstanding as of June 30, 2015 to 1.58% of loans outstanding as of September 30, 2015.

During the three months ended September 30, 2015, the Company modified its methodology used to determine the allowance for home equity lines of credit that are about to exit their revolving period, or have recently entered into their amortization period and are now classified as home equity loans. This change in methodology increased the required allowance for such lines and loans by $859,000, and $459,000, respectively, and represents the increase in estimated incurred losses in these lines and loans as of September 30, 2015 due to higher required contractual principal and interest payments of such lines and loans.

The following table presents the key components of noninterest income for the periods indicated:

	Three months ended September 30,
(dollars in thousands)	2015	2014	$ Change	% Change
Service charges on deposit accounts	$3,642	$2,885	$757	26.2%
ATM fees and interchange	3,344	2,329	1,015	43.6%
Other service fees	772	545	227	41.7%
Mortgage banking service fees	521	419	102	24.3%
Change in value of mortgage servicing rights	(585)	(88)	(497)	564.8%

Total service charges and fees	7,694	6,090	1,604	26.3%

Gain on sale of loans	722	509	213	41.8%
Commission on NDIP	812	703	109	15.5%
Increase in cash value of life insurance	770	490	280	57.1%
Change in indemnification asset	(26)	14	(40)	(285.7%)
Gain on sale of foreclosed assets	356	385	(29)	(7.5%)
Other noninterest income	1,314	398	916	230.2%

Total other noninterest income	3,948	2,499	1,449	58.0%

Total noninterest income	$11,642	$8,589	$3,053	35.5%

Noninterest income increased $3,053,000 (35.5%) to $11,642,000 during the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The increase in noninterest income was due primarily to an increase in service charges on deposit accounts of $757,000 (26.2%) to $3,642,000, an increase in ATM fees and interchange revenue of $1,015,000 (43.6%) to $3,344,000, and an increase in other noninterest income of $916,000 (230%) to $1,314,000, that were partially offset by a decrease in change in value of mortgage servicing rights (MSRs) of $497,000 from a negative $88,000 to a negative $585,000, compared to the year-ago quarter. Except for the $916,000 increase in other noninterest income, the increases in the various categories of noninterest income noted in the table above, are primarily the result of the acquisition of North Valley Bancorp on October 4, 2014. The $916,000 increase in other noninterest income noted above was primarily due to $870,000 of recoveries of loans from acquired institutions that were charged off prior to acquisition of those institutions by the Company. As such, these “pre-acquisition charge offs” were properly not recorded by the Company, and any related recoveries are recorded in other noninterest income by the Company. The $497,000 decrease in change in value of mortgage servicing rights is primarily due to the relative level of increase in mortgage rates during the three months ended September 30, 2015 compared to the three months ended September 30, 2014, and the negative impact those increases in mortgage rates had on the value of mortgage servicing rights during those periods.

The following table presents the key components of the Company’s noninterest expense for the periods indicated:

	Three months ended September 30,
(dollars in thousands)	2015	2014	$ Change	% Change
Salaries	$11,562	$9,066	$2,496	27.5%
Commissions and incentives	1,674	1,265	409	32.3%
Employee benefits	4,297	3,038	1,259	41.4%

Total salaries and benefits expense	17,533	13,369	4,164	31.1%

Occupancy	2,599	1,971	628	31.9%
Equipment	1,417	995	422	42.4%
Change in reserve for unfunded commitments	(40)	175	(215)	(122.9%)
Data processing and software	1,869	1,577	292	18.5%
Telecommunications	658	648	10	1.5%
ATM network charges	757	657	100	15.2%
Professional fees	999	903	96	10.6%
Advertising and marketing	926	581	345	59.4%
Postage	314	179	135	75.4%
Courier service	303	269	34	12.6%
Intangible amortization	290	53	237	447.2%
Operational losses	201	138	63	45.7%
Provision for foreclosed asset losses	106	98	8	8.2%
Foreclosed asset expense	105	94	11	11.7%
Assessments	642	493	149	30.2%
Merger related expense	—	625	(625)	(100.0%)
Other	2,760	2,555	205	8.0%

Total other noninterest expense	13,906	12,011	1,895	15.8%

Total noninterest expense	$31,439	$25,380	$6,059	23.9%

Average full time equivalent employees	934	717	217	30.3%
Merger expense:
Data processing and software	—	$60
Professional fees	—	$565
Other	—	—

Total merger expense	—	$625

Salary and benefit expenses increased $4,164,000 (31.1%) to $17,533,000 during the three months ended September 30, 2015 compared to the three months ended September 30, 2014. Base salaries, incentive compensation and benefits and other compensation expense increased $2,496,000 (27.5%), $409,000 (32.3%), and $1,259,000 (41.4%), respectively, to $11,562,000, $1,674,000 and $4,297,000, respectively, during the three months ended September 30, 2015. The increases in these categories of salary and benefits expense are primarily due to the Company’s acquisition of North Valley Bancorp on October 4, 2014. The average number of full-time equivalent staff increased 217 (30.3%) from 717 during the three months ended September 30, 2014 to 934 for the three months ended September 30, 2015.

Other noninterest expense increased $1,895,000 (15.8%) to $13,906,000 during the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The increase in other noninterest expense was primarily due to the Company’s acquisition of North Valley Bancorp on October 4, 2014. Nonrecurring merger expenses related to the North Valley Bancorp acquisition totaling $0 and $625,000 are included in other noninterest expense for the three months ended September 30, 2015 and 2014, respectively, of which $0 and $481,000 were not deductible for income tax purposes, respectively. As of March 31, 2015, the Company had substantially completed all of its previously planned facility consolidations related to the North Valley Bancorp acquisition. Subsequent to March 31, 2015, and following a thorough analysis of profitability and market opportunity, the Company identified five additional branches for closure. Two of those branches are former North Valley Bank branches. As of June 30, 2015 one of the five additional branches slated for closure has been consolidated into another branch and closed. As of August 31, 2015 the four remaining branches were consolidated into other branches and closed.

Richard Smith, President and CEO of the Company commented, “Our operating results for the third quarter of 2015 were very strong. Loan growth in all areas continued to drive interest income for the Bank. Loan demand is very balanced by loan category and geographic distribution. Continued low interest rates continue to provide favorable metrics so that customers may borrow money and grow, expand or refinance their business operations. While competition for loans remains strong, we continue to have success in all of our market areas. In addition, non-interest income was very strong during the quarter, which reflects the full integration of the acquisition of North Valley Bancorp that occurred on October 3, 2014. We continue to look for opportunities to improve and grow our banking business.”

Smith added, “As announced on October 28, 2015, we have agreed to purchase three branch locations from Bank of America in the Northwest corner of California. Combined with the branches acquired from North Valley Bancorp in October 2014, our branch network in this area is estimated to exceed $400 million in deposits upon completion of the purchase. We have estimated that this transaction will close in March of 2016. We are particularly excited to have the experienced branch banking team from Bank of America joining our team.”

On October 28, 2015, the Company announced that its subsidiary, Tri Counties Bank, has entered into an agreement to purchase three branches on the North Coast of California from Bank of America. The branches are located in the cities of Arcata, Eureka, and Fortuna in Humboldt County. TriCo anticipates assuming approximately $245 million in deposits and purchasing approximately $400 thousand in loans.

In addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company’s actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, interest rate fluctuations, economic conditions in the Company’s primary market area, demand for loans, regulatory and accounting changes, loan losses, expenses, rates charged on loans and earned on securities investments, rates paid on deposits, competition effects, fee and other noninterest income earned, the Company’s ability to effectively integrate the business of North Valley Bancorp, as well as other factors detailed in the Company’s reports filed with the Securities and Exchange Commission which are incorporated herein by reference, including the Form 10-K for the year ended December 31, 2014. These reports and this entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company’s business. The Company does not intend to update any of the forward-looking statements after the date of this release.

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by the Bank’s investment services through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands, except share data)

	Three months ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Statement of Income Data
Interest income	$41,332	$39,867	$37,725	$36,407	$29,131
Interest expense	1,339	1,346	1,382	1,437	1,082
Net interest income	39,993	38,521	36,343	34,970	28,049
(Benefit from) provision for loan losses	(866)	(633)	197	(1,421)	(2,977)
Noninterest income:
Service charges and fees	7,694	8,848	7,344	7,165	6,090
Other income	3,948	3,232	2,836	2,590	2,499
Total noninterest income	11,642	12,080	10,180	9,755	8,589
Noninterest expense:
Base salaries net of deferred loan origination costs	11,562	11,502	11,744	12,402	9,066
Incentive compensation expense	1,674	1,390	1,596	1,475	1,265
Employee benefits and other compensation expense	4,297	4,350	4,760	3,678	3,038
Total salaries and benefits expense	17,533	17,242	18,100	17,555	13,369
Other noninterest expense	13,906	15,194	14,182	19,011	12,011
Total noninterest expense	31,439	32,436	32,282	36,566	25,380
Income before taxes	21,062	18,798	14,044	9,580	14,235
Net income	$12,694	$11,366	$8,336	$5,650	$8,234
Share Data
Basic earnings per share	$0.56	$0.50	$0.37	$0.25	$0.51
Diluted earnings per share	$0.55	$0.49	$0.36	$0.25	$0.50
Book value per common share	$19.48	$18.95	$18.68	$18.42	$16.57
Tangible book value per common share	$16.42	$15.88	$15.59	$15.39	$15.56
Shares outstanding	22,764,295	22,749,523	22,740,503	22,714,964	16,139,414
Weighted average shares	22,757,453	22,744,926	22,727,038	22,500,544	16,136,675
Weighted average diluted shares	23,005,980	22,980,033	22,949,902	22,726,795	16,330,746
Credit Quality
Nonperforming originated loans	$24,052	$23,812	$34,576	$32,529	$33,849
Total nonperforming loans	38,898	39,880	49,217	47,589	40,643
Foreclosed assets, net of allowance	5,285	5,393	5,892	4,894	5,096
Loans charged-off	687	514	1,235	419	345
Loans recovered	$2,616	$547	$508	$505	$1,274
Selected Financial Ratios
Return on average total assets	1.28%	1.17%	0.86%	0.59%	1.19%
Return on average equity	11.56%	10.56%	7.85%	5.34%	12.39%
Average yield on loans	5.57%	5.44%	5.46%	5.46%	5.70%
Average yield on interest-earning assets	4.60%	4.50%	4.25%	4.16%	4.56%
Average rate on interest-bearing liabilities	0.23%	0.23%	0.23%	0.25%	0.25%
Net interest margin (fully tax-equivalent)	4.46%	4.35%	4.10%	3.99%	4.39%
Supplemental Loan Interest Income Data:
Discount accretion PCI - cash basis loans	$445	$404	$172	$107	$290
Discount accretion PCI - other loans	1,090	907	1,011	919	822
Discount accretion PNCI loans	1,590	822	1,348	827	402
All other loan interest income	$30,689	29,886	28,371	28,883	23,466
Total loan interest income	$33,814	$32,019	$31,165	$30,736	$24,980

TRICO BANCSHARES - CONSOLIDATED FINANCIAL DATA

(Unaudited. Dollars in thousands)

	Three months ended
	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014
Balance Sheet Data
Cash and due from banks	$209,298	$169,503	$281,228	$610,728	$369,679
Securities, available for sale	329,361	284,430	225,126	83,205	84,962
Securities, held to maturity	751,051	776,283	802,482	676,426	443,509
Restricted equity securities	16,956	16,956	16,956	16,956	11,582
Loans held for sale	5,152	4,630	5,413	3,579	2,724
Loans:
Commercial loans	199,330	195,791	177,540	174,945	135,085
Consumer loans	403,081	411,788	410,727	417,084	373,620
Real estate mortgage loans	1,757,082	1,686,567	1,646,863	1,615,359	1,214,153
Real estate construction loans	110,073	99,616	85,753	75,136	43,013
Total loans, gross	2,469,566	2,393,762	2,320,883	2,282,524	1,765,871
Allowance for loan losses	(36,518)	(35,455)	(36,055)	(36,585)	(37,920)
Foreclosed assets	5,285	5,393	5,892	4,894	5,096
Premises and equipment	42,334	42,056	42,846	43,493	32,181
Cash value of life insurance	94,458	93,687	93,012	92,337	53,596
Goodwill	63,462	63,462	63,462	63,462	15,519
Other intangible assets	6,184	6,473	6,762	7,051	726
Mortgage servicing rights	7,467	7,814	7,057	7,378	5,985
Accrued interest receivable	10,212	10,064	9,794	9,275	6,862
Other assets	47,360	54,797	51,002	51,735	34,571
Total assets	$4,021,628	3,893,855	3,895,860	3,916,458	2,794,943
Deposits:
Noninterest-bearing demand deposits	1,100,607	1,060,650	1,034,012	1,083,900	762,452
Interest-bearing demand deposits	817,034	780,647	795,471	782,385	553,053
Savings deposits	1,187,238	1,179,836	1,172,257	1,156,126	872,432
Time certificates	352,993	320,549	347,748	358,012	249,419
Total deposits	3,457,872	3,341,682	3,349,488	3,380,423	2,437,356
Accrued interest payable	795	797	852	978	753
Reserve for unfunded commitments	2,085	2,125	2,015	2,145	2,220
Other liabilities	53,681	55,003	53,256	49,192	33,331
Other borrowings	6,859	6,735	9,096	9,276	12,665
Junior subordinated debt	56,991	56,369	56,320	56,272	41,238
Total liabilities	3,578,283	3,462,711	3,471,027	3,498,286	2,527,563
Total shareholders’ equity	443,345	431,144	424,833	418,172	267,380
Accumulated other comprehensive gain (loss)	(2,298)	(4,726)	(2,083)	(2,203)	1,796
Average loans	2,427,670	2,355,864	2,283,622	2,253,025	1,752,026
Average interest-earning assets	3,616,912	3,563,925	3,557,103	3,512,620	2,561,398
Average total assets	3,953,292	3,894,196	3,892,476	3,806,049	2,771,972
Average deposits	3,390,229	3,347,874	3,350,370	3,276,470	2,424,968
Average total equity	$439,360	$430,601	$424,701	$423,502	$265,848
Total risk based capital ratio	15.2%	15.2%	15.2%	15.6%	14.8%
Tier 1 capital ratio	13.9%	13.9%	14.0%	14.4%	13.5%
Tier 1 common equity ratio	12.3%	12.2%	12.1%	n/a	n/a
Tier 1 leverage ratio	11.0%	10.9%	10.7%	10.8%	10.5%
Tangible capital ratio	9.5%	9.4%	9.3%	9.1%	9.0%